                                                                Exhibit 10.16


                                 AMENDED AND RESTATED
                                  LICENSE AGREEMENT


    THIS AMENDED AND RESTATED LICENSE AGREEMENT (this "Agreement") is made and entered into as of the 16th day of December, 1996 by and between APOLLO INTERNATIONAL of DELAWARE, INC., a Delaware corporation ("Licensee"), and MATHIAS E. LUKENS, Jr. d/b/a/ WHR PARTNERS ("Licensor").

                                   R E C I T A L S:

    WHEREAS, this Agreement amends, restates and supersedes in its entirety that certain License Agreement entered into by and between Licensee and Licensor dated December 16, 1996 (the "Original").

    WHEREAS, this Agreement sets forth the terms and conditions under which Licensor grants to Licensee, its successors and assigns, certain rights and licenses in and to the Licensed Work (as hereinafter defined).

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

    1. CERTAIN DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings:

         "CODE" shall mean computer programming code in both Object Code and Source Code.

         " CUSTODIAN" shall mean a person or entity selected from time to time by Licensee to act as its agent and under its instruction with respect to the custody of some or all of the Licensed Work.

         "DERIVATIVE WORK" shall mean a work which is based upon one or more preexisting works, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

         "DEVELOPMENT ENVIRONMENT" shall mean any device, programming, documentation, media, and other materials, including compilers, "workbenches," tools, and higher-level or "proprietary" languages, used by Licensor or required by Licensee for the development, maintenance, or implementation of any portion of the Licensed Work.

         "DOCUMENTATION" shall mean user manuals and other written materials that relate to particular Code, including materials useful for design (e.g., logic manuals, flow charts, and principles of operation), and machine-readable text or graphic files subject to display or printout.

         "INTELLECTUAL PROPERTY" shall mean the intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, technique, invention, discovery, or improvement, whether or not patentable, but including patents, patent applications, trade secrets, and know-how, (2) any work of authorship, whether or not copyrightable, but including copyrights and any moral rights recognized by law, and (3) any other similar rights, in each case on a worldwide basis.

         "LICENSED WORK" shall mean (1) the Code and Documentation described in ATTACHMENT 1 hereto, (2) all Updates that Licensor offers generally to its customers from time to time

         "OBJECT CODE"  shall mean the machine-readable form of the Code.

         "SOURCE CODE" shall mean the human-readable form of the Code and related system documentation, including all comments and any procedural code such as job control language.

         "SUBSIDIARY" shall mean a corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority), are, or which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of the ownership interest representing the right to make the decisions for such corporation, company, or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         "THIRD-PARTY WORK" shall mean any Code or Documentation in which any person or entity other than Licensor owns any pertinent Intellectual Property rights and which either is incorporated in the Licensed Work or represents a preexisting work of which the Licensed Work is a Derivative Work.

         "UPDATES" shall mean all changes or additions, including all modifications, revisions, or enhancements, to any portion of the Licensed Work that correct errors, problems, or defects, or that provide corrections, or that improve functions, add new functions, or improve performance by changes in or additions to system design or coding.

    2.   GRANT OF LICENSE.

         a. SCOPE. Licensor hereby grants to Licensee, its successors and assigns, a worldwide, irrevocable, nonexclusive right and license to use, execute, reproduce, display, perform, incorporate into products, distribute internally and externally, and to prepare Derivative Works of, the Licensed Work.

         b. PICTORIAL, GRAPHIC, AND AUDIOVISUAL WORKS. The rights and licenses granted hereunder shall include the right and license to copy, display, and perform pictorial, graphic, or audio/visual works, including icons, screens and characters, created as a result of execution of the Licensed Work or any Derivative Work thereof, whether such pictorial, graphic works are created by use of the Licensed Work or with other programming or through other means.

         c. INFORMATION AND DOCUMENTS. Licensor further grants to Licensee, its successors and assigns, a worldwide, irrevocable, nonexclusive right and license to use, copy, and distribute, and prepare Derivative Works of, any information or documents that Licensor may provide to Licensee, its successors and assigns, in connection with the use of the Licensed Work.

         d. INTELLECTUAL PROPERTY AND MORAL RIGHTS. The rights and licenses granted hereunder shall include the right and license in and to any Intellectual Property to the extent required for Licensee to exercise the other rights and licenses granted hereunder. Licensor hereby waives any and all moral rights, including any right to identification of authorship, rights of approval of modifications, or limitation on subsequent modification that Licensor has or may have in the Licensed Work.

         e. FURTHER ASSISTANCE. Promptly upon request by Licensee, Licensor shall give Licensee all assistance reasonably required to evidence more fully and otherwise give full and proper effect to the aforementioned grant of rights and licenses.

         f. THIRD-PARTY WORKS. Licensor shall at all times assure that the Licensed Work, in executable form, is free from Third-Party Works.

         g. IRREVOCABILITY. Except as expressly provided herein, this Agreement and the rights and licenses granted hereunder shall not be impaired or diminished by the occurrence or continuance of any breach of any other agreement between the parties, any lack of capacity or authority, any reorganization, liquidation, dissolution, merger, or consolidation, or any other change of circumstances of Licensor or Licensee.

    3. PAYMENTS. Licensee shall pay Licensor for the license and other rights granted Licensee herein as follows:

         a. CASH. One Hundred Twenty Five Thousand ($125,000) Dollars in lawful money as follows:

              (i) Licensee shall repay up to one-half (1/2) of the above amount on the earlier of (a) September 1, 1998; or (b) the last day of the first
(1st) fiscal quarter that Licensee's gross revenue exceeds Five Hundred Thousand ($500,000) dollars, subject to the determination by the Licensee's President that there will be sufficient funds available to meet Licensee's expenses.

              (ii) Licensee shall repay one-half (1/2), or more, of the then outstanding balance of the above amount on the last day of each subsequent fiscal quarter that Licensee's gross revenue exceeds Five Hundred Thousand ($500,000) dollars, subject to the determination by the Licensee's President that there will be sufficient funds available to meet Licensee's expenses.

         b. STOCK. One Hundred Twenty Five Thousand ($125,000) Dollars in the form of common stock of Licensee at $3.00 per share. The total payment shall be Forty One Thousand Six Hundred Sixty-Six and 6666/10000 (41,666.6666) shares (the "Shares") of Licensee's common stock. The first payment in stock of 20,833.3333 shares shall be made on the date the software licensed hereunder is successfully run on any of Licensee's product. The second payment in stock of 20,833.3333 Shares shall be made when the first successful beta trial is concluded prior to the first full commercial shipment. The transfer of the shares shall be in accordance with a stock purchase agreement to be entered into concurrently herewith, the form of which is appended hereto as ATTACHMENT 2.
For purposes of this Agreement, the terms "beta trial" shall mean testing the product at a customer's site under normal operating conditions.

    4.   DELIVERIES.    Licensor has delivered a complete set of the Source
Code for the Licensed Work to Licensee. Licensee and its designees shall at all times be entitled to at least one full set of all media and other tangible property representing or containing the Licensed Work, which shall promptly be delivered to Licensee upon Licensee's request to the extent it at any time does not have possession of any part thereof. In addition, in such event, if it so elects, Licensee or its designee may enter Licensor's premises, in as nondisruptive a manner as possible, and collect, copy, and retain one full set of all such items. Licensee shall reimburse Licensor for reasonable out-of-pocket costs of media, copy charges, or supplies incurred as a result of such retrieval.

    5. TREATMENT OF SOURCE CODE. Licensee agrees to treat (or instruct a Custodian to treat) the Source Code version of the Licensed Work, including related development documentation, with the same care and discretion with which it treats the similar Source Code versions of other programming products under similar circumstances, for a period of five (5) years after the date of receipt of such Source Code. If Licensee decides to license some or all of the Source Code to its customers, such license shall be subject to protective terms equivalent to the terms Licensee uses to protect other similar Source Code. The foregoing obligations shall not apply to any aspect of the Source Code that is
(1) publicly available or becomes so in the future without restriction, (2) rightfully received by Licensee from a third party and not accompanied by confidentiality obligations, (3) already in Licensee's possession and lawfully received from sources other than Licensor, (4) independently developed by Licensee, or (5) approved in writing for release or disclosure without restriction by Licensor.

    6. PROTECTION. Licensor shall, at Licensor's expense, take such action from time to time as may be necessary or prudent, in its reasonable judgment, to protect and preserve its title and interest in the Intellectual Property represented by the Licensed Work, including by compliance with applicable laws and regulations respecting the continued registration of any registered copyrights and by seeking to enjoin any infringement of the Intellectual Property represented by the Licensed Works by third parties.

    7. REPRESENTATIONS AND WARRANTIES OF LICENSOR REGARDING LICENSE OF SOFTWARE. Licensor makes the following representations and warranties for the benefit of Licensee:

         a. NO CONFLICT. Licensor represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the performance to be rendered by Licensor hereunder or the rights and licenses granted to Licensee hereunder.

         b.   OWNERSHIP AND AUTHORITY.  Licensor represents and warrants that
(1) it is the owner of the Licensed Work, free from all Third-Party Works; (2) Licensor has full and sufficient right to grant the rights and/or licenses granted to Licensee hereunder; (3) the Licensed Work has not been published under circumstances which have caused a loss of copyright therein; and (4) the Licensed Work does not infringe any Intellectual Property rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, and no such claim is pending, against Licensor or (insofar as Licensor is aware) against any entity from which Licensor has obtained such rights.

         c. CONFORMITY OF LICENSED WORK. Licensor represents and warrants that the Licensed Work (1) has been prepared by Licensor (or its assignors or predecessors-in-interest) with professional diligence and skill, (2) will function on the machines and with operating systems for which it is designed, and (3) will conform to the specifications and requirements set forth.

         d. NO EXTRINSIC ASSURANCES. Licensor represents and warrants that, in entering into this Agreement, it does not and will not rely on any promises, inducements, or representations made by Licensee with respect to the subject matter of this Agreement, nor on the expectation of any other business dealings with Licensee, now or in the future, except as specifically provided herein.

         e. FREE FROM DEFECTS. Licensor warrants that the Licensed work is free from all errors or defects and will function in accordance with the expectations of Licensee. Licensor shall repair any errors or defects free of charge, including both labor and materials, reported to it by Licensee for a period of one (1) year from the date of the last payment of common stock under
Section 3 hereof. Any errors or defects Licensor is requested to repair after One (1) year from the above referenced date, will be done on a time and materials basis at Licensor's usual and customary rates or by separate contract.

    8.   TERM AND TERMINATION.

         a. TERM OF AGREEMENT. This Agreement shall become effective commencing on the date first set forth above. Unless terminated hereunder, this Agreement shall remain in force through the expiration of all copyrights and other Intellectual Property rights in the Licensed Work.

         b.   TERMINATION.   Licensor shall have the right to terminate this
Agreement, including the rights and licenses granted under Section 2 hereof, if and only if one of the following occurs:

              (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
(x) relief in respect of Licensee or any Subsidiary of Licensee, or of a substantial part of the property or assets of Licensee or any Subsidiary of Licensee under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law; (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for Licensee or any Subsidiary of Licensee or any substantial part of the property or assets of Licensee or a Subsidiary of Licensee; or (z) the winding-up or liquidation of Licensee or any Subsidiary of Licensee; and such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered; or

              (ii) Licensee or any Subsidiary of Licensee shall (u) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law; (v) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in subsection 8.b.i. above; (w) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for Licensee or any Subsidiary of Licensee or for a substantial part of the property or assets of

Licensee or any Subsidiary of Licensee; (x) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (y) make a general assignment for the benefit of creditors; or (z) become unable or admit in writing its inability, to pay its debts as they become due.

Provided that such conditions have been satisfied, Licensor may effect such termination by sending Licensee notice to that effect. Promptly following receipt of such notice, Licensee (and any Custodian then in possession of any portion of the Licensed Work) shall return or destroy any copies of the Licensed Work then in its possession. Any other termination shall be wrongful and beyond the scope of this Agreement, and shall in no way terminate or abate the rights and licenses granted under Section 2 hereof, which shall remain in full force and effect.

         c. SURVIVAL. The termination of this Agreement shall not terminate or abate the continued applicability of Sections 7, 8 and 9 hereof, which shall remain in full force and effect with respect to the subject matter of this Agreement.

         d. RESERVATION OF RIGHTS. In the event of termination of this Agreement, Licensee, its Subsidiaries, and customers shall, in addition, have all rights which it or they would have had if Licensee had never entered into this Agreement and which the public has at the time of termination.

         e. RESIDUALS. It is mutually acknowledged that, during the normal course of its dealings with Licensor and the Licensed Work under this Agreement, Licensee or its agents may become acquainted with ideas, concepts, know-how, methods, techniques, processes, skills, concepts, and adaptations pertaining to the Licensed Work, including those which Licensor considers to be proprietary or secret. Notwithstanding anything in this Agreement to the contrary, and regardless of any termination of this Agreement under this Section 8, Licensee shall be entitled to use, disclose, and otherwise employ any ideas, concepts, know-how, methods, techniques, processes, and skills, concepts, and adaptations, including generalized features of the sequence, structure, and organization of any works of authorship, in conducting its business, and Licensor shall not assert against Licensee or its personnel any prohibition or restraint from so doing; provided, however, that prior to termination of this Agreement under this
Section 8, the foregoing provision shall apply only to information known to and remembered by such party or its personnel without the use of or reliance on any materials or other tangible objects containing the information of Licensor.

    9.   LIMITATIONS OF LIABILITIES.

         a. EXCLUSION OF INDIRECT DAMAGES, ETC. Neither party shall be entitled to indirect, incidental, or consequential damages, including lost profits based on any breach or default of this Agreement by the other party. This limitation shall not apply to any liabilities of Licensor to Licensee under Sections 2 and 7 hereof.

         b. MAXIMUM LIABILITY. In no event shall Licensee be liable to Licensor, its successors and assigns, for damages exceeding the payment amounts specified in Section 3 hereof.

    10.  GENERAL.

         a. NOTICE OR PAYMENTS. Any notice or payment required or permitted to be made or given by either party hereto pursuant to this Agreement will be sufficiently made or given on the date of issuance if sent by such party to the other party by mail, telecopy, commercial courier, personal delivery, or a similar reliable delivery method, addressed as set forth below or to such other address as a party shall designate by written notice given to the other party.

    In the case of Licensee:      Apollo International of Delaware, Inc.
                                  Attention: David Clarke
                                  6542 North U.S. Highway 41
                                  Suite 215
                                  Apollo Beach, Florida 33572

    In the case of Licensor:      WHR Partners
                                  Attention: Matt Lukens
                                  P.O. Box 262
                                  East Greenwich R.I. 02818

         b. INDEPENDENT CONTRACTOR. Licensor is and shall remain an independent contractor with respect to all performance rendered pursuant to this Agreement. Neither Licensor nor any of its employees shall be considered an employee or agent of Licensee for any purpose.

         c. COMPLIANCE WITH LAWS AND REGULATIONS. Licensor shall, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule, or regulation relating to its duties under this Agreement and shall procure all licenses and pay all fees and other charges required thereby.

         d. TAXES. Licensor shall have sole responsibility for the payment of all taxes and duties imposed by all governmental entities, as they pertain to its duties, obligations, and performance under this Agreement.

         e. TRADEMARKS. Licensee may, at its option, identify the Licensed Works prepared by Licensor as having been developed by Licensor.

         f. TIME OF THE ESSENCE. Unless otherwise specified in this Agreement, time shall be of the essence with respect to the duties, obligations, and performance of Licensor under this Agreement.

         g. ASSIGNMENT. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises, and agreements by or on behalf of Licensor or Licensee that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Because it is the intent of the parties that the rights, duties, and obligations of Licensor under this Agreement shall be recognized to consist in large part of personal services of a unique, specialized, and individual nature, Licensor shall not assign or delegate this Agreement or any of its rights, duties, or obligations to any person or entity without Licensee's prior written approval.

         h. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal, substantive laws of the State of Florida, without giving effect to the conflicts of law principals thereof.

         i. AMENDMENT AND WAIVER. No amendment or modification of this Agreement shall be effective unless set forth in a writing executed by authorized representatives of both parties. No waiver of any provision of this Agreement shall be effective unless it is set forth in a writing which refers to the provisions so waived and the instrument in which such provision is contained and is executed by an authorized representative of the party waiving its rights. No failure or delay by either party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

         j. FREEDOM OF ACTION. This Agreement shall not be construed to limit Licensee's right to obtain services or software programs from other sources, to prohibit or restrict Licensee from independently developing or acquiring competitive materials, or to restrict Licensee from making, having made, using, leasing, licensing, selling, or otherwise disposing of any products or services whatsoever, nor is either party's right to deal with any other licensors, suppliers, contractors, or customers limited hereby.

         k. ENTIRE AGREEMENT. This Agreement and its Attachments, by their terms, constitute and express the entire agreement and understanding of the Licensee and Licensor and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof.

         l. INVALIDITY OF PROVISIONS. If any provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         m. HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be deemed to alter or affect the meaning or interpretation of any of the provisions of this Agreement.

         n. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their respective authorized representatives.

                             MATHIAS E. LUKENS d/b/a WHR
                             PARTNERS


                             By:  /s/ Mathias E. Lukens
                                 ---------------------------------
                                  Mathias E. Lukens



                             APOLLO INTERNATIONAL OF DELAWARE, INC.


                             BY:  /s/ David W. Clarke
                                 ----------------------------------
                                  David W. Clarke, President